                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              -------------------


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*


                              SAFESKIN CORPORATION
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                                 Name of Issuer


                          COMMON STOCK, $.01 PAR VALUE
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                         (Title of Class of Securities)


                                   786454 10 8
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                                  CUSIP Number


         Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 8 pages

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CUSIP NO. 786454 10 8               13G                  PAGE 2 OF 8 PAGES

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 1  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Irving Jaffe

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 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                          (a)  [  ]
             N/A                                          (b)  [  ]


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 3  SEC USE ONLY

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 4  CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
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                             5  SOLE VOTING POWER

         NUMBER OF                       1,270,554
          SHARES          ------------------------------------------------------
       BENEFICIALLY          6  SHARED VOTING POWER
         OWNED BY
           EACH                          N/A
         REPORTING        ------------------------------------------------------
          PERSON             7  SOLE DISPOSITIVE POWER
           WITH
                                         1,270,554
                          ------------------------------------------------------
                             8  SHARED DISPOSITIVE POWER

                                         N/A
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 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,270,554

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10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                N/A

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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                4.8%

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12  TYPE OF REPORTING PERSON*

                IN

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                      *SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP NO. 786454 10 8               13G                  PAGE 3 OF 8 PAGES

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 1  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Eleanor Jaffe

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 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                          (a)  [  ]
             N/A                                          (b)  [  ]


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 3  SEC USE ONLY

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 4  CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
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                             5   SOLE VOTING POWER

         NUMBER OF                       1,255,554
          SHARES          ------------------------------------------------------
       BENEFICIALLY          6   SHARED VOTING POWER
         OWNED BY
           EACH                          N/A
         REPORTING        ------------------------------------------------------
          PERSON             7   SOLE DISPOSITIVE POWER
           WITH
                                         1,255,554
                          ------------------------------------------------------
                             8   SHARED DISPOSITIVE POWER

                                         N/A
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 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,255,554

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10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                N/A

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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                4.7%

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12  TYPE OF REPORTING PERSON*

                IN

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                      *SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP NO. 786454 10 8               13G                  PAGE 4 OF 8 PAGES

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Item 1(a) Name of Issuer:

   Safeskin Corporation


Item 1(b) Address of Issuer's Principal Executive Offices:

   12671 High Bluff Drive
   San Diego, California  92130


Item 2(a) Name of Person Filing:

   Irving Jaffe; Eleanor Jaffe


Item 2(b) Address of Principal Business Office or, if none, Residence:

   c/o Safeskin Corporation
   12671 High Bluff Drive
   San Diego, California  92130


Item 2(c) Citizenship:

   United States


Item 2(d) Title of Class of Securities:

   Common Stock, $.01 par value


Item 2(e) CUSIP Number:

   786454 10 8


Item 3.

   N/A

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CUSIP NO. 786454 10 8               13G                  PAGE 5 OF 8 PAGES

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Item 4.   Ownership 1/

          (a)  Amount Beneficially Owned:

               Irving Jaffe: 1,270,554 shares of Common Stock, $.01 par value Eleanor Jaffe: 1,255,554 shares of Common Stock, $.01 par value

          (b)  Percent of Class:

               Irving Jaffe:  4.8%
               Eleanor Jaffe:  4.7%

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 1/  With respect to Irving Jaffe, the ownership reported herein includes
     (i) 402,434 shares beneficially owned by Eleanor Jaffe, the reporting person's spouse, (ii) 15,000 shares subject to currently exercisable options and (iii) 853,120 shares held by I & E Nevada Limited Partners whose general partner is controlled by the reporting person, and of which the reporting person is a limited partner. The reporting person disclaims ownership of securities owned by his spouse and nothing contained herein shall be construed for purposes of Sections 13(d), 13(g), 16(a) or 16(b) of the Securities Exchange Act of 1934, as amended, or for any other purpose as a statement of beneficial ownership of the securities described herein.

     With respect to Eleanor Jaffe, the ownership reported herein includes (i) 853,120 shares beneficially owned by Irving Jaffe, the reporting person's spouse which does not include 15,000 shares subject to currently exercisable options currently held by the reporting person's spouse and
     (ii) 402,434 shares held by I & E Nevada Limited Partners whose general partner is controlled by the reporting person, and of which the reporting person is a limited partner. The reporting person disclaims ownership of securities owned by her spouse and nothing contained herein shall be construed for purposes of Sections 13(d), 13(g), 16(a) or 16(b) of the Securities Exchange Act of 1934, as amended, or for any other purpose as a statement of beneficial ownership of the securities described herein.

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CUSIP NO. 786454 10 8               13G                  PAGE 6 OF 8 PAGES

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          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote:

               Irving Jaffe: 1,270,554 shares of Common Stock, $.01 par value Eleanor Jaffe: 1,255,554 shares of Common Stock, $.01 par value

               (ii) shared power to vote or to direct the vote: 0

               (iii) sole power to dispose or to direct the disposition of:

               Irving Jaffe: 1,270,554 shares of Common Stock, $.01 par value Eleanor Jaffe: 1,255,554 shares of Common Stock, $.01 par value

               (iv) shared power to dispose or to direct the disposition of: 0

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CUSIP NO. 786454 10 8               13G                  PAGE 7 OF 8 PAGES

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Item 5.   Ownership of Five Percent or Less of a Class

          If this statement is being filed to report the fact that as of the date hereof the reporting person* has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ]

          * This statement is being filed to report that Irving Jaffe and Eleanor Jaffe have each ceased to be beneficial owners of more than five percent of the class of securities.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

   N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

   N/A

Item 8.  Identification and Classification of Members of the Group

   N/A

Item 9.  Notice of Dissolution of Group

   N/A

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CUSIP NO. 786454 10 8               13G                  PAGE 8 OF 8 PAGES

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Item 10. Certification

         By signing below, the parties agree for purposes of Rule 13d-1(f)(1) of the Securities Exchange Act of 1934, as amended, to a single joint filing on behalf of each of them and each party on whose behalf the statement is filed is solely responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained herein or therein; such person is not responsible for the completeness or accuracy of the information concerning the other person making the filing, unless such person knows or has reason to believe that such information is inaccurate.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 1998





Signature:  /s/ Irving Jaffe
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Name/Title:  Irving Jaffe



Date: FEBRUARY 13, 1998






Signature:  /s/ Eleanor Jaffe
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Name/Title:  Eleanor Jaffe







NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission.


ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).